Exhibit 99.1



                                                         1400 Union Meeting Road
                                                         Blue Bell, PA 19422
                                                         Phone:  215-619-2700


Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253



                              For immediate release


         C&D Technologies Announces Resignation of Wade Roberts; George
                    MacKenzie Named Interim President and CEO



     Blue Bell, PA -- March 24, 2005 -- C&D Technologies, Inc. [NYSE: CHP] announced today that Wade H. Roberts, Jr. has resigned as President and Chief Executive Officer of the company and as a member of the Board of Directors. The independent directors named George MacKenzie, 56, to fill the position on an interim basis. The company will immediately begin an executive search for a new CEO.

     MacKenzie has served as a member of the C&D Board of Directors since April 1999. He has also served as Chairman of the company's Audit Committee since 1999 and as a member of its Nominating/Corporate Governance Committee. He is the retired Executive Vice President and Chief Financial Officer of Glatfelter Co. and the former Vice Chairman of the Board of Directors of Hercules Inc., where he also served in a number of financial and senior management positions from May 1979 through June 2001.

     MacKenzie also currently serves as a member of the Board of Directors of Safeguard Scientifics, Inc., Central Vermont Public Service Corporation as well as American Water, an RWE Company. He is a member of both the American and the Pennsylvania Institutes of Certified Public Accountants. He holds a B.S. degree from the University of Delaware and an MBA from The University of Chicago.

     "Since joining C&D Technologies in 1998, Wade Roberts worked diligently to expand our international operations and sales, diversify our business platforms, and strengthen the company's balance sheet," said board chairman, William Harral, III. "The board appreciates Wade's many contributions and wishes him well."

     Harral continued, "We are fortunate to have an extremely strong board of directors comprised of several current and former CEOs and CFOs of both publicly traded and private companies, and to have the ability to appoint an individual of George MacKenzie's caliber to lead the company through this transition with their support."

     George MacKenzie commented, "C&D Technologies has a good foundation for the future and dedicated employees. The task before us is to improve our execution and cash generation. Our gameplan will be to maximize the performance of the recently acquired power electronics entities, significantly increase top line sales growth, build on customer relationships and drive improved financial performance for stockholders. I look forward to leading the company until a permanent replacement is in place."

     This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2004, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.


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